Exhibit 99.1

THIRD AMENDMENT TO THE
DANA CORPORATION DIRECTOR DEFERRED FEE PLAN

1.	A new Section 4.3 is added to the Plan, immediately following the end of current Section 4.2, to read as follows:

4.3. Special Transition Relief in 2005. During 2005, each Director with an Account or Accounts under the Plan may elect, pursuant to a special election form designated for that purpose and approved by the Committee, to cancel existing deferral elections made by the Director in respect of fees to be earned in 2005. In addition, the Committee may, in its discretion, permit any Director who is retiring during 2005 to elect to terminate the retiring Director’s participation in the Plan as of a date in 2005 specified on such form, each in accordance with the guidance provided by IRS Notice 2005-1, Q&A 20; provided that the full amount subject to the cancellation or termination shall be includible in the income of the retiring Director when it is distributed to him in 2005 or is otherwise earned by him in 2005. Such election shall not be revocable by the Director. A retiring Director who has cancelled participation in the Plan pursuant to this Section 4.3 shall receive a distribution of his Account(s) in a lump sum as of the date in 2005 specified on the special election form.

2.	Except as modified hereby, the Plan shall remain in full force and effect.

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